Exhibit 23

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-40568, No. 33-40406, No. 333-47575, No. 333-73812) of ALARIS Medical, Inc. of our report dated March 4, 2002 relating to the financial statements and financial statement schedules, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

San Diego, CA

March 6, 2002